Exhibit 99.1

For Immediate Release

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309 Fax: 989-775-5501

ISBA Announces Third Quarter 2012 Dividend

Mt. Pleasant, Michigan, August 30, 2012 - Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on August 29, 2012, declared a third quarter cash dividend of $0.20 per share. The dividend will be payable on September 28, 2012 to shareholders of record as of September 25, 2012. This cash dividend represents a 5.26% increase compared to the third quarter dividend of 2011. The closing stock price for ISBA on August 29, 2012 was $23.85.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”